UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*

                     China Unistone Acquisition Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   16945P 10 8
                              --------------------
                                 (CUSIP Number)

                                November 26, 2004
       -----------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [_] Rule 13d-1(b)
               [X] Rule 13d-1(c)
               [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16945P 10 8                                        13G
-------------------------------------------------------------------------------------------------------------------------

  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                       Woodland Partners

------ ------------------------------------------------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                               (a) [ ]

                                                                                               (b) [ ]

------ ------------------------------------------------------------------------------------------------------------------

  3    SEC USE ONLY


------ ------------------------------------------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                                New York
-------------------------------------------------------------------------------------------------------------------------

                                 5   SOLE VOTING POWER
                                     80,000 shares
        Number of              ----- ------------------------------------------------------------------------------------
          Shares
       Beneficially              6   SHARED VOTING POWER
         Owned By                    0 shares
           Each                ----- ------------------------------------------------------------------------------------
        Reporting
          Person                 7   SOLE DISPOSITIVE POWER
           With                      80,000 shares
                               ----- ------------------------------------------------------------------------------------

                                 8   SHARED DISPOSITIVE POWER
                                     0 shares
-------------------------------------------------------------------------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         80,000 shares

------ ------------------------------------------------------------------------------------------------------------------

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                     [ ]
------ ------------------------------------------------------------------------------------------------------------------

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                             1.9%

------ ------------------------------------------------------------------------------------------------------------------

  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                              PN

------ ------------------------------------------------------------------------------------------------------------------

CUSIP No. 16945P 10 8                                        13G
------------------------------------------------------------------------------------------------------------------------

  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                       Barry Rubenstein

------ -----------------------------------------------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                               (a) [ ]

                                                                                               (b) [ ]

------ -----------------------------------------------------------------------------------------------------------------

  3    SEC USE ONLY


------ -----------------------------------------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                          United States
------------------------------------------------------------------------------------------------------------------------

                                5   SOLE VOTING POWER
                                    0 shares
       Number of              ----- ------------------------------------------------------------------------------------
         Shares
      Beneficially              6   SHARED VOTING POWER
        Owned By                    254,000 shares
          Each                ----- ------------------------------------------------------------------------------------
       Reporting
         Person                 7   SOLE DISPOSITIVE POWER
          With                      0 shares
                              ----- ------------------------------------------------------------------------------------

                                8   SHARED DISPOSITIVE POWER
                                    254,000 shares
------------------------------------------------------------------------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                        254,000 shares

------ -----------------------------------------------------------------------------------------------------------------

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                    [ ]
------ -----------------------------------------------------------------------------------------------------------------

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                             6.0%

------ -----------------------------------------------------------------------------------------------------------------

  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                              IN

------ -----------------------------------------------------------------------------------------------------------------

CUSIP No. 16945P 10 8                                        13G
------------------------------------------------------------------------------------------------------------------------

  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                      Marilyn Rubenstein

------ -----------------------------------------------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                               (a) [ ]

                                                                                               (b) [ ]

------ -----------------------------------------------------------------------------------------------------------------

  3.   SEC USE ONLY

------ -----------------------------------------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                          United States
------------------------------------------------------------------------------------------------------------------------

                                5   SOLE VOTING POWER
                                    0 shares
       Number of              ----- ------------------------------------------------------------------------------------
         Shares
      Beneficially              6   SHARED VOTING POWER
        Owned By                    254,000 shares
          Each                ----- ------------------------------------------------------------------------------------
       Reporting
         Person                 7   SOLE DISPOSITIVE POWER
          With                      0 shares
                              ----- ------------------------------------------------------------------------------------

                                8   SHARED DISPOSITIVE POWER
                                    254,000 shares
------------------------------------------------------------------------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                        254,000 shares

------ -----------------------------------------------------------------------------------------------------------------

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                    [ ]
------ -----------------------------------------------------------------------------------------------------------------

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                             6.0%

------ -----------------------------------------------------------------------------------------------------------------

  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                              IN

------ -----------------------------------------------------------------------------------------------------------------

CUSIP No. 16945P 10 8                                        13G
-------------------------------------------------------------------------------------------------------------------------

  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                     Woodland Venture Fund

------ ------------------------------------------------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                               (a) [ ]

                                                                                               (b) [ ]

------ ------------------------------------------------------------------------------------------------------------------

  3    SEC USE ONLY


------ ------------------------------------------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                                New York
-------------------------------------------------------------------------------------------------------------------------

                                5   SOLE VOTING POWER
                                    87,000 shares
       Number of              ----- -------------------------------------------------------------------------------------
         Shares
      Beneficially              6   SHARED VOTING POWER
        Owned By                    0 shares
          Each                ----- -------------------------------------------------------------------------------------
       Reporting
         Person                 7   SOLE DISPOSITIVE POWER
          With                      87,000 shares
                              ----- -------------------------------------------------------------------------------------

                                8   SHARED DISPOSITIVE POWER
                                    0 shares
-------------------------------------------------------------------------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         87,000 shares

------ ------------------------------------------------------------------------------------------------------------------

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                     [ ]
------ ------------------------------------------------------------------------------------------------------------------

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                             2.1%

------ ------------------------------------------------------------------------------------------------------------------

  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                              PN

------ ------------------------------------------------------------------------------------------------------------------

CUSIP No. 16945P 10 8                                        13G
-------------------------------------------------------------------------------------------------------------------------

  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                        Seneca Ventures

------ ------------------------------------------------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                               (a) [ ]

                                                                                               (b) [ ]

------ ------------------------------------------------------------------------------------------------------------------

  3    SEC USE ONLY


------ ------------------------------------------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                                New York
-------------------------------------------------------------------------------------------------------------------------

                                5   SOLE VOTING POWER
                                    87,000 shares
       Number of              ----- -------------------------------------------------------------------------------------
         Shares
      Beneficially              6   SHARED VOTING POWER
        Owned By                    0 shares
          Each                ----- -------------------------------------------------------------------------------------
       Reporting
         Person                 7   SOLE DISPOSITIVE POWER
          With                      87,000 shares
                              ----- -------------------------------------------------------------------------------------

                                8   SHARED DISPOSITIVE POWER
                                    0 shares
-------------------------------------------------------------------------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                         87,000 shares

------ ------------------------------------------------------------------------------------------------------------------

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                     [ ]
------ ------------------------------------------------------------------------------------------------------------------

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                             2.1%

------ ------------------------------------------------------------------------------------------------------------------

  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                              PN

------ ------------------------------------------------------------------------------------------------------------------

CUSIP No. 16945P 10 8                                        13G
-------------------------------------------------------------------------------------------------------------------------

  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                    Woodland Services Corp.

------ ------------------------------------------------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                               (a) [ ]

                                                                                               (b) [ ]

------ ------------------------------------------------------------------------------------------------------------------

  3    SEC USE ONLY


------ ------------------------------------------------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                                New York
-------------------------------------------------------------------------------------------------------------------------

                                5   SOLE VOTING POWER
                                    0 shares
       Number of              ----- -------------------------------------------------------------------------------------
         Shares
      Beneficially              6   SHARED VOTING POWER
        Owned By                    174,000 shares
          Each                ----- -------------------------------------------------------------------------------------
       Reporting
         Person                 7   SOLE DISPOSITIVE POWER
          With                      0 shares
                              ----- -------------------------------------------------------------------------------------

                                8   SHARED DISPOSITIVE POWER
                                    174,000 shares
-------------------------------------------------------------------------------------------------------------------------

  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                        174,000 shares

------ ------------------------------------------------------------------------------------------------------------------

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                     [ ]
------ ------------------------------------------------------------------------------------------------------------------

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                             4.1%

------ ------------------------------------------------------------------------------------------------------------------

  12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                              CO

------ ------------------------------------------------------------------------------------------------------------------

ITEM 1.

                  (a)    Name of Issuer:

                         China Unistone Acquisition Corporation

                  (b)    Address of Issuer's Principal Executive Offices:

                         4 Columbus Circle
                         5th Floor
                         New York, New York 10019

ITEM 2.

1.                (a)    Name of Person Filing:         Woodland Partners
                  (b)    Address of Principal Business Office, or, if none, Residence:
                                                        68 Wheatley Road
                                                        Brookville, New York 11545
                  (c)    Place of Organization:         New York
                  (d)    Title of Class of Securities:  Common Stock, $0.0001 par value per share
                  (e)    CUSIP Number:                  16945P 10 8

2.                (a)    Name of Person Filing:         Barry  Rubenstein
                  (b)    Address of Principal Business Office, or, if none, Residence:
                                                        68 Wheatley Road
                                                        Brookville, New York 11545
                  (c)    Citizenship:                   United States
                  (d)    Title of Class of Securities:  Common Stock, $0.0001 par value per share
                  (e)    CUSIP Number:                  16945P 10 8

3.                (a)    Name of Person Filing:         Marilyn  Rubenstein
                  (b)    Address of Principal Business Office, or, if none, Residence:
                                                        68 Wheatley Road
                                                        Brookville, New York 11545
                  (c)    Citizenship:                   United States
                  (d)    Title of Class of Securities:  Common Stock, $0.0001 par value per share
                  (e)    CUSIP Number:                  16945P 10 8

4.                (a)    Name of Person Filing:         Woodland  Venture Fund
                  (b)    Address of Principal Business Office, or, if none, Residence:
                                                        68 Wheatley Road
                                                        Brookville, New York 11545
                  (c)    Place of Organization:         New York
                  (d)    Title of Class of Securities:  Common Stock, $0.0001 par value per share
                  (e)    CUSIP Number:                  16945P 10 8

5.                (a)    Name of Person Filing:         Seneca Ventures
                  (b)    Address of Principal Business Office, or, if none, Residence:
                                                        68 Wheatley Road
                                                        Brookville, New York 11545
                  (c)    Place of Organization:         New York
                  (d)    Title of Class of Securities:  Common Stock, $0.0001 par value per share
                  (e)    CUSIP Number:                  16945P 10 8

6.                (a)    Name of Person Filing:         Woodland Services Corp.
                  (b)    Address of Principal Business Office, or, if none, Residence:
                                                        68 Wheatley Road
                                                        Brookville, New York 11545
                  (c)    Place of Organization:         New York
                  (d)    Title of Class of Securities:  Common Stock, $0.0001 par value per share
                  (e)    CUSIP Number:                  16945P 10 8

ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

                  (a)   [ ]   Broker or dealer registered under section 15 of
                              the Act (15 U.S.C.78o).

                  (b)   [ ]   Bank as defined in section 3(a)(6) of the Act
                              (15 U.S.C. 78c).

                  (c)   [ ]   Insurance company as defined in section 3(a)(19)
                              of the Act (15 U.S.C. 78c).

                  (d)   [ ]   Investment company as registered under Section 8
                              of the Investment Company Act of 1940 (15 U.S.C.
                              80a-8).

                  (e)   [ ]   An investment adviser in accordance with
                              ss.240.13d-1(b)(1)(ii)(E).

                  (f)   [ ]   An employee benefit plan or endowment fund in
                              accordance with ss.240.13d-1(b)(1)(ii)(F).

                  (g)   [ ]   A parent holding company or control person in
                              accordance with ss.240.13d-1(b)(1)(ii)(G).

                  (h)   [ ]   A savings associations as defined in Section 3(b)
                              of the Federal Deposit Insurance Act (12 U.S.C.
                              1813).

                  (i)   [ ]   A church plan that is excluded from the definition
                              of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.
                              80a-3).

                  (j)   [ ]   Group, in accordance with
                              ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

                  The reporting persons purchased units (the "Units"). Each Unit consists of one share of common stock, $0.0001 par value per share (the "Common Stock"), and two redeemable common stock purchase warrants (the "Warrants"). Each Warrant entitles the holder to purchase one share of Common Stock at a price of $5.00. Each Warrant becomes exercisable on the later to occur of the Issuer's completion of a business combination, or November 18, 2005, and expires on November 17, 2008, or earlier upon redemption.

1.                Woodland Partners:

                  (a)   Amount Beneficially Owned: 80,000(1,2) shares.

                  (b)   Percent of Class: 1.9%

                  (c)   Number of shares as to which such person has:

                        (i)   sole power to vote or to direct the vote:
                              80,000(1,2) shares.

                        (ii) shared power to vote or to direct the vote: 0 shares.

                        (iii) sole power to dispose or to direct the disposition
                              of: 80,000(1,2) shares.

                        (iv) shared power to dispose or to direct the disposition of: 0 shares.

2.                Barry Rubenstein:

                  (a)   Amount Beneficially Owned: 254,000(1,2,3,4,5,6,7)
                        shares. Barry Rubenstein is a general partner of Seneca Ventures, Woodland Venture Fund and Woodland Partners and an officer and director of Woodland Services Corp. Mr. Rubenstein is the husband of Marilyn Rubenstein.

                  (b)   Percent of Class: 6.0%

                  (c)   Number of shares as to which such person has:

                        (i) sole power to vote or to direct the vote: 0 shares.

                        (ii)  shared power to vote or to direct the vote:
                              254,000(1,2,3,4,5,6,7) shares.

                        (iii) sole power to dispose or to direct the disposition
                              of: 0 shares.

                        (iv) shared power to dispose or to direct the disposition of: 254,000 (1,2,3,4,5,6,7) shares.

3.                Marilyn Rubenstein:

                  (a)   Amount Beneficially Owned: 254,000(1,2,3,4,5,6,7)
                        Marilyn Rubenstein is a general partner of Woodland Partners and an officer of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.

                  (b)   Percent of Class: 6.0%

                  (c)   Number of shares as to which such person has:

                        (i) sole power to vote or to direct the vote: 0 shares.

                        (ii)  shared power to vote or to direct the vote:
                              254,000(1,2,3,4,5,6,7) shares.

                        (iii) sole power to dispose or to direct the disposition
                              of: 0 shares.

                        (iv) shared power to dispose or to direct the disposition of: 254,000(1,2,3,4,5,6,7) shares.


------------------------------

1  Includes 80,000 shares of Common Stock owned by Woodland Partners.

2 Does not include 160,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Partners.

3  Includes 87,000 shares of Common Stock owned by Woodland Venture Fund.

4 Does not include 174,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Venture Fund.

4.                Woodland Venture Fund:

                  (a)   Amount Beneficially Owned: 87,000(3,4) shares.

                  (b)   Percent of Class: 2.1%

                  (c)   Number of shares as to which such person has:

                        (i)   sole power to vote or to direct the vote:
                              87,000(3,4) shares.

                        (ii) shared power to vote or to direct the vote: 0 shares.

                        (iii) sole power to dispose or to direct the disposition
                              of: 87,000(3,4) shares.

                        (iv) shared power to dispose or to direct the disposition of: 0 shares.

5.                Seneca Ventures:

                  (a)   Amount Beneficially Owned: 87,000(5,6) shares.

                  (b)   Percent of Class: 2.1%

                  (c)   Number of shares as to which such person has:

                        (i)   sole power to vote or to direct the vote:
                              87,000(5,6) shares.

                        (ii) shared power to vote or to direct the vote: 0 shares.

                        (iii) sole power to dispose or to direct the disposition
                              of: 87,000(5,6) shares.

                        (iv) shared power to dispose or to direct the disposition of: 0 shares.

6.                Woodland Services Corp.:

                  (a) Amount Beneficially Owned: 174,000(3,4,5,6,7) shares. Woodland Services Corp. is a general partner of Seneca Ventures and Woodland Venture Fund.

                  (b)   Percent of Class: 4.1%

                  (c)   Number of shares as to which such person has:

                        (i) sole power to vote or to direct the vote: 0 shares.

                        (ii)  shared power to vote or to direct the vote:
                              174,000(3,4,5,6,7) shares.

                        (iii) sole power to dispose or to direct the disposition
                              of: 0 shares.

                        (iv) shared power to dispose or to direct the disposition of: 174,000(3,4,5,6,7) shares.

                  A Joint Filing Agreement is attached hereto as Exhibit A.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

INSTRUCTION:      Dissolution of a group requires a response to this item.

ITEM 6.           OWNERSHIP OF MORE THAN  FIVE  PERCENT  ON  BEHALF  OF  ANOTHER
                  PERSON.

                  Not Applicable.


------------------------------

5  Includes 87,000 shares of Common Stock owned by Seneca Ventures.

6 Does not include 174,000 shares of Common Stock issuable upon the exercise of the Warrants held by Seneca Ventures.

7 The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

ITEM 10.          CERTIFICATION.

                  (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                           By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated:  December 3, 2004

                                        WOODLAND VENTURE FUND


                                        By:/s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner


                                        SENECA VENTURES


                                        By:/s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner


                                        WOODLAND PARTNERS


                                        By:/s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner


                                        WOODLAND SERVICES CORP.


                                        By:/s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, President

                                        /s/ Barry Rubenstein
                                        ----------------------------------------
                                            Barry Rubenstein

                                        /s/ Marilyn Rubenstein
                                        ----------------------------------------
                                            Marilyn Rubenstein


ATTENTION:        INTENTIONAL  MISSTATEMENTS  OR  OMISSIONS  OF FACT  CONSTITUTE
                  FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                       13G
                                    EXHIBIT A
                             JOINT FILING AGREEMENT

                  The undersigned hereby agree that the Statement on Schedule 13G with respect to the securities of China Unistone Acquisition Corporation and any further amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

                  This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated:  December 3, 2004

                                        WOODLAND VENTURE FUND


                                        By:/s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner


                                        SENECA VENTURES


                                        By:/s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner


                                        WOODLAND PARTNERS


                                        By:/s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner


                                        WOODLAND SERVICES CORP.


                                        By:/s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, President

                                        /s/ Barry Rubenstein
                                        ----------------------------------------
                                            Barry Rubenstein

                                        /s/ Marilyn Rubenstein
                                        ----------------------------------------
                                            Marilyn Rubenstein